Exhibit 10.3

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This Transitional Trademark License Agreement (this “Agreement”) is made and entered into as of April 22, 2022 (the “Effective Date”), between Swire Pacific Limited (“Licensor”) and Tidewater Inc. (“Buyer”) (each a “Party” and together the “Parties”).

WHEREAS, pursuant to a Share Purchase Agreement, dated March 9, 2022 (the “SPA”), among Banyan Overseas Limited (“Seller”), Swire Pacific Offshore Holdings Ltd. (the “Company”), and Buyer, Seller is selling to Buyer, and Buyer is purchasing from Seller, all of Seller’s shares in the Company;

WHEREAS, Section 7.13 of the SPA requires the execution and delivery of this Agreement by the Parties hereto at the Closing;

WHEREAS, Licensor is an Affiliate of Seller and has the right to grant the licenses granted in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the SPA, Licensor desires to grant to Buyer a limited license with respect to the Seller Name and Marks in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.	Definitions. Capitalized terms are defined either (i) in context in this Agreement; (ii) in this Section 1 (Definitions); or (iii) in the SPA.

1.1

“Marks” means trademarks, service marks, trade names, service names, taglines, slogans, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, created or arising under the laws of any jurisdiction, including all goodwill associated with the foregoing.

1.2

“Seller Name and Marks” means the names and marks of Seller and its Affiliates set forth on Schedule 1.2 hereto, either alone or in combination with other words and all Marks, trade dress, logos, monograms, devices, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

1.3	“Term” has the meaning set forth in Section 7 (Term).

1.4	“Quality Standard” has the meaning set forth in Section 4.1 (Definition of Quality Standard).

2.	Use of Seller Name and Marks during Term.

2.1

Limited License. Subject to the terms and conditions of this Agreement and the SPA, including Licensor’s termination right under Section 8.1 (Termination), Licensor hereby grants to Buyer and its Affiliates (including the Group Companies), a non-exclusive, non-transferrable, non-sublicensable, worldwide, paid-up (consideration free), limited license during the Term to display, incorporate, and otherwise use the Seller Name and Marks solely in connection with the business of the Group Companies, and only in a manner that is the same as, or substantially similar to, the manner in which Licensor or any of the Group Companies displays or otherwise uses the Seller Name and Marks in connection with the operation of Group Companies’ business prior to the Closing Date. Buyer’s (and its Affiliates and the Group Companies’) use of the Seller Name and Marks shall be in a manner consistent with past practice and in accordance with the Quality Standard. For the avoidance of doubt, the Group Companies shall not make any new uses of the Seller Name and Marks that were not in existence prior to the Closing and Buyer and its Affiliates shall not use the Seller Name and Marks except as expressly allowed in this Section 2.1 (Limited License).

2.2

No Combined Uses; No Modifications. Except as otherwise permitted within the scope of the license granted pursuant to Section 2.1 (Limited License), Buyer (and its Affiliates and the Group Companies) shall not use the Seller Name and Marks in conjunction with any other Marks or identifiers without Licensor’s prior written approval, which approval Licensor shall be entitled to withhold in its sole and absolute discretion. Notwithstanding the foregoing, Buyer (and its Affiliates and the Group Companies) may use the Seller Name and Marks in conjunction with any other Marks or identifiers for the sole purposes of (i) identifying the historical relationship of the Group Companies with Seller prior to Closing and with the Buyer after Closing, or (ii) identifying the name of any Group Company prior to Closing with any name change of such Group Company subsequent to Closing, without obtaining Licensor’s prior written approval. Buyer (and its Affiliates and the Group Companies) shall not modify the Seller Name and Marks or the manner in which the Group Companies display or otherwise use the Seller Name and Marks as of the Closing Date.

2.3

Intellectual Property Ownership of Seller Name and Marks. Buyer acknowledges and agrees that Licensor or its Affiliates own all right, title and interest in and to the Seller Name and Marks, including all Intellectual Property embodied in the Seller Name and Marks. As between Licensor or its Affiliates, on the one hand, and Buyer, on the other hand, any and all goodwill (or increased goodwill) associated with the Seller Name and Marks shall inure solely to the benefit of Licensor and its Affiliates.

3.	Cessation of Use of the Seller Name and Marks. Buyer shall, and shall cause each Group Company to use its best efforts to immediately do the following:

3.1

within ninety (90) days of the Effective Date, if the corporate name of the relevant Group Company contains a Seller Name and Mark, (i) pass all required shareholder’s resolutions to change its corporate name to a name which does not include a Seller Name and Mark; (ii) cause the prompt registration of the new name with the appropriate court or registry in the relevant jurisdiction; and (iii) upon receipt of confirmation from the appropriate court or registry that such name change has been effected, Buyer shall provide Seller with written proof of such name change;

3.2

within sixty (60) days of the Effective Date, destroy or delete the existing stocks of sales literature, stationery, letterhead, business cards, and any other print promotional materials used or displayed by any Group Company in the course of its business which include a Seller Name and Mark or any associated logo or device or may reasonably imply any affiliation or relationship with Seller or its Affiliates (the “Swire Materials”) and/or modify the Swire Materials so that they: (i) do not include any Seller Name and Marks; and (ii) do not reasonably imply any affiliation or relationship with Seller or any of its Affiliates;

3.3

within ninety (90) days of the Effective Date, destroy, remove or delete the existing logos and signage from vessels, buildings, vehicles and other physical logos and signage so that they: (i) do not include any Seller Name and Marks; and (ii) do not reasonably imply any affiliation or relationship with Seller or any of its Affiliates; provided, that within (30) days of the Effective Date, Buyer shall use best efforts to have, and shall use best efforts to have caused each Group Company to, paint over any Seller Name and Marks appearing on the outside of any vessels, thereby concealing such Seller Name and Marks;

3.4

within ninety (90) days of the Effective Date, update the existing websites, domain names, email banners and signature block, and other electronic materials so that they: (i) do not include any Seller Name and Marks; and (ii) do not reasonably imply any affiliation or relationship with Seller or any of its Affiliates;

3.5	Upon conclusion of each of the periods set forth above, Buyer shall confirm to Licensor in writing that it has complied with each of the above obligations.

4.	Quality Control. To preserve the quality, integrity, and goodwill associated with the Seller Name and Marks, Buyer agrees to comply with the following quality standards:

4.1

Definition of Quality Standard. The term “Quality Standard” means substantially the same standard of quality that Licensor or any of the Group Companies offered and delivered with respect to the conduct of the Group Companies’ business as of and immediately prior to the Effective Date.

4.2

Quality Standard. During the Term, Buyer’s (and its Affiliates and the Group Companies’) conduct with respect to the Group Companies’ business in connection with the Seller Name and Marks shall meet the Quality Standard.

4.3

No Challenges or Disparagement. Buyer will not at any time during the Term do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill associated with Licensor, its Affiliates or any of the Seller Name and Marks.

4.4

Inspection Rights. Licensor shall have the right to supervise and control the use of the Seller Name and Marks by Buyer and its Affiliates with respect to the nature and quality of the services offered, performed, rendered, distributed, sold or otherwise commercialized by Buyer and its Affiliates in connection with the Business (the “Services”) and the materials used to advertise, market and promote such Services for the purpose of protecting and maintaining the goodwill associated with the Seller Name and Marks and the reputation of Licensor. All Services and the materials used to advertise, market and promote such Services using the Seller Name and Marks shall meet all requirements of the Quality Standard and shall comply with all applicable laws. Buyer agrees to furnish Licensor, at Licensor’s prior written request, representative samples showing all uses of the Seller Name and Marks by Buyer and its Affiliates. If, at any time, the advertising, marketing, promotion, sale, offering, distribution, rendering, other commercialization, servicing, quality or performance of any Services fails, in the reasonable opinion of Licensor, to conform to the Quality Standard or any other requirement of this Agreement, and Licensor provides Buyer with notice of such failure, describing such failure in reasonable detail, Buyer shall take reasonable steps to bring such Services into conformance with the Quality Standard and to comply with the other requirements of this Agreement. If, notwithstanding Buyer’s efforts, Buyer fails to cure any such non-conformity within ten (10) Business Days of such notice of nonconformity, then Buyer shall promptly cease advertising, marketing, promoting, selling, offering, distributing, rendering, other commercializing, and servicing such non-conforming Services and/or advertising, marketing or promotional materials in connection with the Seller Name and Marks.

5.

Enforcement Rights. Buyer shall give Licensor notice promptly of any known infringement or dilution of the Seller Name and Marks of which it becomes aware. Buyer shall render to Licensor full and prompt cooperation (at Licensor’s expense) for the enforcement and protection of the Seller Name and Marks. Licensor shall retain all rights to bring all actions and proceedings in connection with infringement or other violations of the Seller Name and Marks at its sole and absolute discretion. If Licensor decides to enforce the Seller Name and Marks against an infringer, all costs incurred and recoveries made shall be for the account of Licensor.

6.

Recordation of License. If, in the opinion of Licensor on the basis of a legal opinion of a multinational law firm, it is required or advisable for the purpose of making this Agreement enforceable, or for the purpose of maintaining, enhancing or protecting Licensor’s rights in the Seller Name and Marks in any country, to record this Agreement or to enter Buyer as registered or authorized user of the Seller Name and Marks, Licensor will attend (at Licensor’s expense) to such recording or entry. Buyer shall (at Buyer’s expense), if required for recordation or registration in the specified countries, promptly execute and deliver to Licensor such additional instruments or documentation as Licensor may reasonably request in writing, including execution and delivery of substitute or short‑form license agreements with terms consistent with (and to the extent legally permissible in the applicable jurisdiction, identical to) this Agreement for recordation or registration in specified countries in the event that this Agreement shall be deemed by Licensor to be unsuitable for recordation or entry in such countries. The terms and conditions of this Agreement (and not the terms and conditions of such substitute or short‑form license agreements entered into for recording or entry purposes) shall be binding between the Parties throughout the world and shall govern and control any controversy that may arise with respect to each Party’s rights and obligations hereunder; provided, however, that if specific terms and conditions of any such substitute or short‑form license agreement differ from the comparable terms and conditions of this Agreement and only if enforcement of the comparable terms and conditions of this Agreement pursuant to this provision either would be uncertain or improper under the laws of the applicable country or would adversely affect Licensor’s rights in and to the Seller Name and Marks in such country, then the specific terms and conditions of the substitute or short‑form license agreement shall be controlling in such country.

7.

Term.  The term of this Agreement shall commence on the Closing Date of the SPA and, unless earlier terminated under Section 8 (Termination), shall continue in force until the earlier of (i) the conclusion of the last to expire of the cessation of use deadlines set forth in Section 3, or (ii) all use of the Seller Name and Marks by Buyer, its Affiliates and the Group Companies has ceased (the “Term”).

8.	Termination.

8.1

Termination. Licensor shall be entitled to terminate this Agreement upon written notice to Buyer if Buyer (or its Affiliates or the Group Companies) (i) materially breaches this Agreement, including without limitation, a breach of the Quality Standard, and (ii) fails to cure such material breach within thirty (30) days of Buyer’s receipt of written notice of such material breach from Licensor. Buyer may terminate this Agreement for convenience upon written notice to Licensor. Neither Party shall have any other right to terminate this Agreement.

8.2

Effect of Termination; Immediate Cessation. The Parties acknowledge that this Agreement is intended to provide Buyer with a wind down period with respect to the Group Companies’ use of the Seller Name and Marks. Accordingly, upon termination or expiration of this Agreement, Buyer (and its Affiliates and the Group Companies) shall immediately cease all use of the Seller Name and Marks. Notwithstanding anything to the contrary contained herein, Buyer may perpetually maintain books and records containing the Seller Name and Marks for archival and compliance purposes. Notwithstanding the foregoing, upon termination, Sections 1, 8, 9, 10, 11, 13 and 14 shall survive.

9.

Audit. Buyer shall maintain full and accurate records with respect to its use of the Seller Name and Marks hereunder. Such records shall be maintained by Buyer for at least two (2) years following the end of the calendar year to which they pertain. Upon no less than five (5) Business Days’ prior notice from Licensor, such records shall be open and available for review, during ordinary business hours, by Licensor’s auditors. Such auditors shall enter into a confidentiality agreement reasonably acceptable to Buyer. Any such inspection or audit shall be at the expense of Licensor.

10.

Governing Law.  This Agreement (and any dispute arising out of or relating to this Agreement or the validity, interpretation, breach or termination of any provision of this Agreement (a “Dispute”) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

10.1

Consent to Jurisdiction and Service of Process. Each of the Parties (i) irrevocably agrees that all Disputes (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved in a federal or state court sitting in New York County in the State of New York, (ii) irrevocably agrees service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11 shall be effective service of process against it for any such action, suit or proceeding brought in any such court, and (iii) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court. Each of the Parties hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.2

WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

11.

Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 11, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first‑class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 11; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 11:

If to Licensor:

Swire Pacific Limited

33/F, One Pacific Place
88 Queensway, Admiralty, HKSAR
Attention: The Company Secretary
Telephone: [Personal Information Redacted]
E-mail: [Personal Information Redacted]

With a copy to (which shall not constitute notice):

Holland & Knight LLP

31 West 52nd St.
New York, New York 10019
Attention: Arman J. Kuyumjian
Telephone: [Personal Information Redacted]
E-mail: [Personal Information Redacted]

If to Buyer:

Tidewater Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, TX 77024
Attention: Daniel A. Hudson
Telephone: [Personal Information Redacted]
E-mail: [Personal Information Redacted]

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700
Houston, Texas 77002
Attention:  Stephen M. Gill

Michael S. Telle

John J. Michael

Telephone: [Personal Information Redacted]
E-mail:       [Personal Information Redacted]

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.

12.

Mutual Representations and Warranties. Each of the Parties represents and warrants: (i) that it has the capacity and right to enter into this Agreement; (ii) that this Agreement was fully negotiated by the Parties; and (iii) that each Party consents to its terms and conditions. All other conditions, warranties or other terms which might have effect between the Parties or be implied or incorporated into this Agreement, whether by statute, common law or otherwise, are hereby excluded, including the implied conditions, warranties or other terms as to satisfactory quality, fitness for purpose or the use of reasonable skill and care.

13.

Buyer Indemnification. Buyer shall defend, indemnify, and hold harmless Licensor and its Affiliates, and its and their respective partners, officers, managers, employees, agents, representatives, successors, and assigns from and against any and all Losses incurred by any of them arising out of, or in connection with any third party claim arising from or related to Buyer’s use of the Seller Name and Marks; except to the extent Buyer or its Affiliates suffer a Loss that results from Licensor’s or its Affiliates’ infringement or violation of any Intellectual Property right of any third party resulting from their use of the Seller Name and Marks, in which case, Licensor shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective partners, officers, managers, employees, agents, representatives, successors, and assigns from and against any and all Losses incurred by them arising out of, or in connection with Licensor’s or its Affiliates’ infringement or violation.

14.

General. This Agreement, including the schedules, comprises the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior oral or written communications or understandings between the Parties.  The headings used in this Agreement have been provided for the convenience of the Parties and shall have no effect upon the interpretation of this Agreement. This Agreement shall be binding upon the Parties and their agents, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. If any of the provisions of this Agreement are held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and, if such provision cannot be restated by a court of competent jurisdiction to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained herein. The terms and conditions of this Agreement or any part hereof may only be amended in writing executed by both Parties. This Agreement may be executed by facsimile and pdf copy and in counterparts, each of which shall be deemed to be original but all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

TIDEWATER INC. /s/ Daniel A. Hudson By: Daniel A. Hudson Title: Executive Vice President, General Counsel and Secretary Date: April 22, 2022	SWIRE PACIFIC LIMITED /s/ Martin James Murray By: Martin James Murray Title: Finance Director Date: April 22, 2022

SCHEDULE 1.2

Omitted Pursuant to Item 601(a)(5) of Regulation S-K.